Exhibit 99.1

Sunoco LP Announces Private Offering of Senior Notes Due 2021

HOUSTON, April 4, 2016 - Sunoco LP (NYSE: SUN) (“Sunoco”) today announced a private offering of $500 million of senior notes due 2021 (the “Notes”). Sunoco Finance Corp., a wholly owned direct subsidiary of Sunoco, will serve as co-issuer of the Notes. Sunoco intends to use the net proceeds from the offering to repay a portion of the Term Loan A, which was entered into to finance a portion of the cash consideration for the acquisition of the remaining 68.42% interest in Sunoco, LLC and 100% interest in Sunoco Retail LLC, the legacy Sunoco convenience store business.

The offering of the Notes has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Sunoco LP (NYSE: SUN) is a master limited partnership that operates approximately 1,340 convenience stores and retail fuel sites and distributes motor fuel to convenience stores, independent dealers, commercial customers and distributors located in 30 states at approximately 6,800 sites. Our parent — Energy Transfer Equity, L.P. (NYSE: ETE) — owns SUN’s general partner and incentive distribution rights.

Cautionary Statement Relevant to Forward-Looking Information

This press release includes forward-looking statements regarding future events. These forward-looking statements are based on Sunoco’s current plans and expectations and involve a numbers of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. For a further discussion of these risks and uncertainties, please refer to the “Risk Factors” section of Sunoco’s most recently filed annual report on Form 10-K and in other filings made by Sunoco with the Securities and Exchange Commission. While Sunoco may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if new information becomes available in the future.

Contacts

Scott Grischow, Director – Investor Relations and Treasury

(361) 884-2463, scott.grischow@sunoco.com

Dennard-Lascar Associates

Anne Pearson

(210) 408-6321, apearson@dennardlascar.com

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